Exhibit 10.7

DEERE & COMPANY

VOLUNTARY DEFERRED COMPENSATION PLAN

Adopted 28 August 1985
Amended 11 December 1986
Amended 26 May 1993 – Effective 1 July 1993
Amended 7 December 1994 – Effective 1 January 1995
Amended 4 December 1996 – Effective 1 January 1997
Amended 26 August 1998
Amended by Supplement 30 August 2006
Amended and Restated 13 December 2007 – Effective 1 January 2008

(For special rules applicable to deferrals after 2004

see the supplement beginning on page 9)

TABLE OF CONTENTS

		Page

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1	Establishment	1
1.2	Purpose	1

SECTION 2. DEFINITIONS

2.1	Definitions	1
2.2	Gender and Number	2

SECTION 3. ELIGIBILITY FOR PARTICIPATION

3.1	Eligibility	2

SECTION 4. ELECTION TO DEFER

4.1	Deferral Amount	2
4.2	Deferral Period and Payment Method	3
4.3	Irrevocable Elections	4

SECTION 5. DEFERRED ACCOUNTS

5.1	Participant Accounts	4
5.2	Growth Additions	4
5.3	Effect on other Company Benefits	4
5.4	Charges Against Accounts	4
5.5	Contractual Obligation	4
5.6	Unsecured Interest	5

SECTION 6. PAYMENT OF DEFERRED AMOUNTS

6.1	Payment of Deferred Amounts	5
6.2	Financial Hardship	5

SECTION 7. BENEFICIARY

7.1	Beneficiary	5

SECTION 8. RIGHTS OF EMPLOYEES, PARTICIPANTS

8.1	Employment	6
8.2	Nontransferability	6

SECTION 9. ADMINISTRATION

1

TABLE OF CONTENTS		Page

9.1	Administration	6

SECTION 10. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

10.1	Amendment, Modification and Termination of the Plan	7

SECTION 11. MERGER OR CONSOLIDATION

11.1	Merger or Consolidation	7

SECTION 12. REQUIREMENTS OF LAW

12.1	Requirements of Law	7
12.2	Governing Law	7

SECTION 13. WITHHOLDING TAXES

13.1	Withholding Taxes	8

SECTION 14. EFFECTIVE DATE OF THE PLAN

14.1	Effective Date	8

SUPPLEMENT APPLICABLE TO DEFERRALS AFTER 2004		13

2

DEERE & COMPANY

VOLUNTARY DEFERRED COMPENSATION PLAN

Section 1.  Establishment and Purpose

1.1           Establishment.  Deere & Company, a Delaware corporation, hereby establishes effective as of November 1, 1985, a deferred compensation plan for executives as described herein, which shall be known as the DEERE & COMPANY VOLUNTARY DEFERRED COMPENSATION PLAN (hereinafter called the “Plan”).

1.2           Purpose.  The purpose of this Plan is to provide a means whereby cash incentive awards, including performance bonus, cash bonus and profit sharing awards, or any other compensation determined by the Committee to be subject hereto, and base salary payable by the Company to key personnel may be deferred for a specified period.

Section 2.  Definitions

2.1           Definitions.  Whenever used hereinafter, the following terms shall have the meaning set forth below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Committee” means the Board Committee on Compensation of the Board.

(c)           “Company” means DEERE & COMPANY, a Delaware corporation.

(d)           “Employee” means a regular salaried key employee (including officers and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof.

(e)           “Participant” means an Employee designated by the Committee to participate in this Plan.

(f)            “Subsidiary” means any corporation, a majority of the total combined voting power of all classes of stock of which is directly or indirectly owned by the Company.

(g)           “Fiscal Year” means the 12-month period beginning November 1 and ending October 31.

2.2           Gender and Number.  Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3.  Eligibility for Participation

3.1           Eligibility.  Participation in the Plan shall be limited to those Employees of the Company or any Subsidiary who are key to the Company’s growth and success and who are designated as Participants by the Committee.  In the event an Employee no longer meets the requirements for Participation in this Plan, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he again becomes an active Participant.

Section 4.  Election to Defer

4.1           Deferral Amount.

(a)           Any Participant may elect to defer any part (in 5% increments up to 95%) of an award to be paid under the provisions of the John Deere Performance Bonus Plan.  Such election must be made in writing prior to the beginning of the Fiscal Year upon which the award is based.  Notwithstanding the Participant’s election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant’s elected deferral in 5% increments until the withholding taxes are covered.

(b)           Any Participant may elect to defer any part (in 5% increments up to 95%) of base salary.  Such election must be made in writing prior to the beginning of the calendar quarter in which the deferrals are to commence and shall remain in effect for all remaining calendar quarters of the calendar year.  The deferral percent may be increased in subsequent calendar quarters, but may not be decreased.  Notwithstanding the Participant’s election, enough salary must be paid in cash to cover all withholding taxes and Participant payroll elections, such as health care premiums, Deere PAC, United Way, Optional Life Insurance, etc.  If not, the Company shall be authorized to reduce the Participant’s elected deferral in 5% increments until the withholding taxes and the Participant’s payroll elections are covered, and the reduced deferral percent shall remain in effect until the beginning of the next calendar quarter, at which time it shall revert to the Participant’s stated deferral percent subject to the same reduction potential.

Notwithstanding amounts elected by the Participant for deferral from the John Deere Performance Bonus Plan award, the total deferred portion shall not be less than $1,000 in any given calendar year.  In the event the total deferred amount is less than $1,000, it shall be paid pursuant to the normal payout schedule for the John Deere Performance Bonus Plan.

Amounts of less than $1,000 per calendar quarter shall not be deferred from salary.

(c)           Any Participant may elect to defer any part (in 5% increments up to 95%) of a Bonus Award to be paid in cash under the provisions of the John Deere Equity Incentive Plan and any other cash incentive award that is authorized by the Committee to be deferred pursuant hereto.  Such election must be in writing prior to the beginning of the calendar year in which such award would otherwise become payable.  Notwithstanding the Participant’s election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant’s elected deferral in 5% increments until the withholding taxes are covered.

4.2           Deferral Period and Payment Method.  If the Participant defers any amount pursuant to Section 4.1, the Participant shall also designate the period and payment method for the deferral in the election.  Payments of the deferral amounts, plus any growth additions thereon, shall be made on the date or dates specified by the Participant in the election.  However, if death, total and permanent disability, or termination (other than retirement) occurs before retirement, all remaining deferrals plus any growth additions, shall be distributed as a single lump sum payment in January of the calendar year following the date of such death, disability or termination.

In all other cases, the distribution must begin on a date specified by the Participant in the election (whether the distribution is scheduled to begin before or after the date of retirement) but no later than ten years following the date of retirement.  The Participant may elect to have distribution made in up to ten annual installments from the date distribution is to begin, but such distribution must be completed within ten years following retirement.

If the Participant wishes to designate a distribution after retirement, the Participant may designate in the election that distribution shall begin at retirement or begin at a specified point in time, or during a specified month, following the date of retirement, (Example #1:  Distribution to begin three months after retirement.  Example #2:  Distribution to begin the January of the year following retirement.)

4.3           Irrevocable Elections.  The elections in Sections 4.1 and 4.2 are irrevocable and may not be modified or terminated by the Participant or his beneficiary.

Section 5.  Deferred Accounts

5.1           Participant Accounts.  The Company shall establish and maintain a bookkeeping account for each Participant, to be credited as of the date the cash incentive award or salary is actually deferred.  While the John Deere Performance Bonus Plan or John Deere Equity Incentive Plan deferral will be credited to the Participant’s account when deferred as stated above, it will not begin earning growth additions, under Section 5.2, until the first day of the succeeding calendar quarter following the date of deferral.

5.2           Growth Additions.  Each Participant’s account shall be credited on the first day of each calendar quarter with a growth addition computed on the balance in the account as of the last day of the immediately preceding quarter.  The growth addition shall be equal to said account balance multiplied by a growth increment. The method for determining the growth increment shall be determined from time to time by the Committee.  The method of determining the growth increment, as stated on the election form, that is in effect on the first date a growth addition is added to a Participant’s account will remain in effect for that deferral until that entire deferral, and growth additions attributable to it, have been distributed for a given deferral.

5.3           Effect on other Company Benefits. Salary, cash incentive awards or bonus deferred pursuant to Section 4.1 of this Plan shall not decrease in any way benefits provided under any other Company sponsored benefit plan.  In the event deferrals under this Plan decrease benefits payable under any qualified retirement plan or limit deferrals under any qualified defined contribution plan, such decrease or limit shall be restored by immediate participation in the John Deere Supplementary Pension Plan or the Defined Contribution Restoration Plan.

5.4           Charges Against Accounts.  There shall be charged against each Participant’s account any payments made to the Participant or to his beneficiary in accordance with Section 6 hereof.

5.5           Contractual Obligation.  It is intended that the Company is under a contractual obligation to make payments from a Participant’s account when due.  Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company.  Payment of account balances shall be made out of the general funds of the Company.

5.6           Unsecured Interest.  No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 6.  Payment of Deferred Amounts

6.1           Payment of Deferred Amounts.  Payment of a Participant’s deferred salary, or cash incentive award plus accumulated growth additions attributable thereto, shall be paid in a lump sum or in approximately equal annual installments, in the manner elected by the Participant under Sections 4.1 and 4.2 of this Plan.

6.2           Financial Hardship.  The Committee, at its sole discretion, may alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Board, severe financial hardship.  In such event, the Committee may:

(a)           provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump sum cash payment,

(b)           provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum, or

(c)           provide for such other installment payment schedules as it deems appropriate under the circumstances,

as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.

Severe financial hardship will be deemed to have occurred in the event of the Participant’s impending bankruptcy, a dependent’s long and serious illness, other events of similar magnitude or the invalidation of a deferral election by the Internal Revenue Service.  The Committee’s decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

Section 7.  Beneficiary

7.1           Beneficiary.  A Participant may designate a beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him.  All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant.  If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of such distribution, the designation shall vest in the beneficiary all of the distributions whether payable before or after the beneficiary’s death, and any distributions remaining upon the beneficiary’s death shall be made to the beneficiary’s estate.

A Participant may from time to time during his lifetime change his beneficiary or beneficiaries by a written instrument delivered to the Secretary of the Company.  In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event, the term “beneficiary” shall include his estate.

Section 8.  Rights of Employees, Participants

8.1           Employment.  Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee’s or Participant’s employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.

8.2           Nontransferability.  No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.  In the event of a Participant’s death, payment of any amounts due under this Plan shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

Section 9.  Administration

9.1           Administration.  The Committee shall be responsible for the administration of the Plan.  The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interest of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  The Committee shall determine, within the limits of the express provisions of the Plan, the Employees to whom, and the time or times at which, participation shall be extended, and the amount which may be deferred.  In making such determinations, the Committee may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company’s or its Subsidiaries’ success and such other factors as the Committee in its discretion shall deem relevant.  The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons.

Section 10.  Amendment, Modification and Termination of the Plan

10.1         Amendment, Modification and Termination of the Plan.  The Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already deferred pursuant to Section 4.1 of this Plan.

Section 11.  Merger or Consolidation

11.1         Merger or Consolidation.  If the Company shall be involved in a dissolution, liquidation, merger, or consolidation in which the Company and its Subsidiaries are not the surviving corporation, the Committee may:

(a)           terminate the Plan, and all amounts deferred, plus interest additions shall become immediately payable in full, not withstanding any other provisions to the contrary, or

(b)           permit the Plan to continue, making any necessary adjustments or modifications to reflect any impact of the dissolution, liquidation, merger, or consolidation, as determined by the Committee.

Amounts calculated under either (a) or (b) above shall be paid in full as soon as practicable following any termination of the Plan.

Section 12.  Requirements of Law

12.1         Requirements of Law.  The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shall not be made except upon approval of proper government agencies as may be required.

12.2         Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.

Section 13.  Withholding Taxes

13.1         Withholding Taxes.  The Company shall have the right to deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, or local withholding tax requirements.

Section 14.  Effective Date of the Plan

14.1         Effective Date.  The Plan shall become effective as of November 1, 1985.

SUPPLEMENT TO
DEERE & COMPANY
VOLUNTARY DEFERRED COMPENSATION PLAN
APPLICABLE TO AMOUNTS DEFERRED AFTER DECEMBER 31, 2004

The following provisions will apply only to amounts deferred under the Plan after December 31, 2004 and not to amounts deferred under the Plan that were both earned and vested before January 1, 2005. Amounts deferred under the Plan prior to January 1, 2005 will be subject to the terms of the Plan without regard to this supplement. Except to the extent amended hereby, the terms of the Plan shall continue to apply to amounts deferred pursuant to the Plan.

1.             The following definitions are added to Section 2 (Definitions).

2.1(b)     “Change in Control Event” means a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the default rules under Section 409A.

2.1(e)     “Disability” means a participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability or an accident and health plan covering employees of the Company.

2.1(i)      “Retirement” means a Separation from Service by a Participant who is then eligible for a normal retirement benefit or an early retirement benefit within the meaning of the terms of the John Deere Pension Plan for Salaried Employees in effect as of 1 January 2007.

2.1(j)      “Section 409A” means Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder.

2.1(k)     “Section 409A Compliance” shall have the meaning ascribed to such term in Section 8.3.

2.1(l)      “Separation from Service” means, with respect to a Participant, a separation from service within the meaning of the default rules of Section 409A; provided that for purposes of determining which entities are treated as a single “service recipient” with the Company, the phrase “at least 20 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code and Section 1.414(c)-2 of the

Treasury Regulations, as permitted under Section 1.409A-1(h)(3) of the Treasury Regulations

2.1(n)     “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or his spouse, dependent (within the meaning of Section 152 of the Code, but without giving effect to Section 152(b)(1), (b)(2) and (d)(1)(B) (“Dependent”)) or beneficiary, (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), (iii) the imminent foreclosure of or eviction from the Participant’s primary residence, (iv) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, (v) the need to pay for the funeral expenses of a spouse, Dependent or beneficiary, or (vi) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The purchase of a primary residence and the payment of college tuition shall not constitute Unforeseeable Emergencies.

2.            Subsections 2.1(b) and (c) are renumbered as 2.1(c) and (d), respectively.

3.            Subsection 2.1(d) is renumbered as 2.1(f).

4.            Subsection 2.1(e) is renumbered as 2.1(h).

5.            Subsection 2.1(f) is renumbered as 2.1(m).

6.            Section 4 (Election to Defer) is restated in its entirety as follows:

4.1           Deferral Amount

(a)           Any Participant may elect to defer any part (in 5% increments up to 95%) of an award to be paid under the provisions of the John Deere Short-Term Incentive Bonus Plan.  Such election must be made in writing prior to the beginning of the Fiscal Year upon which the award is based.  Notwithstanding the Participant’s election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant’s elected deferral in such amount as is necessary to satisfy all applicable withholding taxes.

(b)           Any Participant may elect to defer any part (in 5% increments up to 70%) of base salary. Such election must be made in writing prior to the beginning of the calendar year in which the deferrals are to commence and shall remain in effect for the remainder of the calendar year. Notwithstanding the Participant’s election, enough salary must be paid in cash to cover all withholding taxes. If not, the Company shall be authorized to reduce the Participant’s elected deferral in such amount as is necessary to satisfy all applicable withholding taxes, and the reduced deferral percent shall remain in effect until the beginning of the next pay period, at which time it shall revert to the Participant’s stated deferral percent subject to the same reduction potential.

(c)           Any Participant may elect to defer any part (in 5% increments up to 95%) of any other cash incentive award that is authorized by the Committee to be deferred pursuant hereto.  Such election must be in writing (i) in the case of non-performance-based compensation or compensation for services performed for less than 12 months, not later than the close of the Participant’s taxable year preceding the taxable year in which services related to the award are performed; or (ii) in the case of performance-based compensation (as determined by the Committee pursuant to Section 409A) based on services performed over a period of at least 12 months, prior to the close of the Fiscal Year immediately preceding the calendar year of payment but in no event later than 6 months before the end of the performance period.  Notwithstanding the Participant’s election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant’s elected deferral in such amount as is necessary to satisfy all applicable withholding taxes.

4.2           Deferral Period and Payment Method.  If the Participant defers any amount pursuant to Section 4.1, the Participant shall also designate the period and payment method for the deferral in the election.  The Participant may elect to have distribution made in a lump sum or in up to ten annual installments, provided that the payments must in either case be completed within ten years following the year of Retirement.  Payments of the deferral amounts, plus any growth additions thereon, shall commence on the first business day of the calendar quarter specified by the Participant in the election; provided, however, that if the Participant elects for the distribution to begin after Retirement, payment of the deferral amounts, plus any growth additions thereon, shall commence on the first business day of the third or later calendar quarter (as elected by the Participant) following the calendar quarter of Retirement.

Notwithstanding the Participant’s deferral election, if death, Disability or Separation from Service occurs before Retirement, all remaining deferrals plus any growth additions, shall be distributed as a single lump sum payment in January of the calendar year following the date of such death,  Disability or Separation from Service.  Additionally, no distribution upon Separation from Service (including upon Retirement or other termination but excluding upon Disability or death)  may be made before the first business day of the first calendar quarter that begins at least six (6) months after such Participant’s date of Separation from Service, or, if earlier, the date of the

Participant’s death, and any distribution that would be made but for application of this provision shall instead be aggregated with, and paid together with, the first distribution scheduled to be made after the end of such six-month period (or, if earlier, the date of the Participant’s death).

4.3           Irrevocable Elections.  The elections in Sections 4.1 and 4.2 shall become irrevocable on the day prior to the beginning of the Fiscal Year or calendar year, as applicable, and may not be modified or terminated thereafter by the Participant or his beneficiary.

7.             Subsection 5.1  (Deferred Accounts - Participant Accounts) is amended by changing the phrase “John Deere Equity Incentive Plan” to “John Deere Mid-Term Incentive Bonus Plan”.

8.             Subsection 6.2 (Payment of Deferred Amounts - Unforeseeable Emergency) is restated in its entirety as follows:

6.2           Unforeseeable Emergency.  The Committee, at its sole discretion, may alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency.  In such event, the Committee may:

(a)           provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump sum cash payment, or

(b)           provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum,

as long as, as determined under regulations of the Secretary of the United States Treasury, the amount distributed shall not be in excess of that amount which is reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s)), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan and any other plan that would be aggregated with the Plan for purposes of Section 409A.  If a Participant requests and receives a distribution on account of Unforeseeable Emergency, the Participant’s deferrals under the Plan shall cease and his elections under the Plan shall be canceled.  Any new deferral election following cancellation of a prior deferral election due to Unforeseeable Emergency shall be subject to the timing requirements of Sections 4.1 and 4.2  and Section 409A.

The Committee’s decision in passing on the occurrence of an Unforeseeable Emergency for the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

9.             Subsection 8.3 (Rights of Employees, Participants - No Acceleration of Distributions) is added as follows:

8.3           No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under the Plan, except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.

10.           Section 10.1 (Amendment, Modification and Termination of the Plan) is amended by adding thereto:

“If the Plan is terminated, the Participant’s account shall be paid in accordance with time and form of payment otherwise specified hereunder, provided that the Board of Directors or the Committee, in its discretion and in full and complete settlement of the Company’s obligations under this Plan, may cause the Company to distribute the full amount of a Participant’s account to the Participant in a single lump sum to the extent that such distribution may be effected in a manner that will not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.”

In addition, there is added immediately following Section 10.1 a new Section 10.2 (Section 409A Amendments) as follows:

“10.2       Section 409A Amendments.  Notwithstanding any provision in this Plan to the contrary the Board, the Committee or the Vice President of Human Resources of the Company shall have the unilateral right to amend or modify the Plan to the extent the Board, the Committee or the Vice President of Human Resources of the Company deems such action to be necessary or advisable to avoid the imposition on any person of adverse or unintended tax consequences under Section 409A, including recognition of income in respect of any benefits under this Plan before such benefits are paid or the imposition of additional taxes, penalties or interest.  Any determinations made by the Board, the Committee, or the Vice President of Human Resources of the Company under this Section 10.2 shall be final, conclusive and binding on all persons.”

11.           Section 11 (Merger or Consolidation) is restated in its entirety as follows:

Section 11.  Change in Control

11.1         Change in Control.  If the Company shall experience a Change in Control Event, the Committee may:

(a)           terminate the Plan and all other plans of the same type that would be aggregated with the Plan under Section 409A within the twelve months following the Change in Control Event, and all amounts deferred, plus interest additions shall be distributed in full as soon as practicable, but in no event later than twelve months, following the date the aggregated plans are terminated, notwithstanding any other provisions to the contrary; or

(b)           permit the Plan to continue, making any necessary adjustments or modifications to reflect any impact of the Change in Control Event, as determined by the Committee; provided that such adjustments or modifications do not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.